Exhibit 23

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-46932, No. 333-59689, No. 33-66756 and No.
33-47856) and the Registration Statements on Form S-8 (No. 333-51436, No. 333-50752 and No. 33-54423) of International Flavors & Fragrances Inc. (the "Company") of our report dated January 28, 2000, except as it relates to the change in accounting for certain inventories described in Note 1, which is as of January 17, 2001, relating to the financial statements of Bush Boake Allen Inc., which appears in this Current Report on Form 8-K/A of the Company dated January 17, 2001.


PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
January 17, 2001